Exhibit 99.1

Cross Country Healthcare to Attend the 2016 Avondale Partners Healthcare 1-1 Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--July 20, 2016--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that William J. Grubbs, President and Chief Executive Officer, and William J. Burns, Chief Financial Officer, will participate in the 2016 Avondale Partners Healthcare 1-1 Conference on Wednesday, August 10, 2016 at the Boston Harbor Hotel in Boston. This event consists of one-on-one investor meetings and no formal presentations are being made.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 9,500 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com